Exhibit 99.1

For Immediate Release April 26, 2012 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports First-Quarter Earnings of $0.56 per Share

Key Performance and Outlook Highlights

•	First-quarter earnings of $0.56 per share[1]

•	Record first-quarter nitrogen gross margin of $219 million

•	Second-quarter 2012 earnings guidance of $0.90-$1.10 per share

•	Revised full-year 2012 earnings guidance of $3.20-$3.60 per share

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported first-quarter earnings of $0.56 per share ($491 million), which trailed the $0.84 per share ($732 million) in earnings during a record first quarter last year. Gross margin for the quarter totaled $698 million, compared to the $1.1 billion generated in first-quarter 2011. The results largely reflected lower potash sales and production volumes, which resulted in higher costs. Buyers entered the year with the same cautious mindset they had when 2011 ended.

Earnings before finance costs, income taxes, and depreciation and amortization2 (EBITDA) of $813 million fell below the $1.1 billion earned in the first quarter of 2011, while cash flow prior to working capital changes2 of $625 million trailed the $899 million generated in the same period last year.

Our offshore investments in Arab Potash Company Ltd. (APC) in Jordan and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $72 million to our first-quarter earnings. The market value of our investments in these publicly traded companies, along with our positions in Israel Chemicals Ltd. (ICL) in Israel and Sinofert Holdings Limited (Sinofert) in China, equated to approximately $8.5 billion, or $10 per PotashCorp share at market close on April 25, 2012.

“Fertilizer buyers continued to move cautiously at the beginning of the year, especially with potash purchases, which impacted our performance during the quarter,” said PotashCorp President and Chief Executive Officer Bill Doyle. “Although we anticipated that an increase in global fertilizer purchasing would not take hold until the latter half of the first quarter, it took longer than we expected for demand to emerge. While the timing of that change was difficult to predict, the direction was not. We expect the acceleration in potash demand that began at the very end of the quarter will continue, supporting increased volumes through the remainder of the year.”

Market Conditions

Buyers in all major potash markets were slow to commit to new purchases through most of the first quarter. Shipments from North American producers reflected this pause, declining 48 percent from the record level of last year’s first quarter. While underlying consumption at the farm level was expected to be strong globally, most dealers chose to defer major purchasing decisions rather than build inventory. In North America, distributors felt little pressure to act quickly in light of elevated producer inventories and greater availability of offshore product. Offshore buyers slowed purchasing in the absence of new Chinese potash supply contracts and the deferral of shipments to India for previously contracted volumes with global suppliers. Although potash prices avoided the pricing volatility of solid phosphate fertilizer and nitrogen products in previous months, they pulled back slightly on limited demand and increased competitive pressures. In this environment,

POTASH CORPORATION OF SASKATCHEWAN INC.

SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

many buyers focused on consuming inventory and awaited greater certainty before committing to new purchases.

By quarter-end, the global potash market strengthened. China settled new supply contracts late in March –including a contract between Canpotex Limited (Canpotex), the offshore marketing organization for Saskatchewan potash producers, and Sinofert. After this development and the gathering momentum of the North American planting season, customers in most major markets were actively securing new supply to satisfy pent-up demand for potash.

The North American solid phosphate market was impacted by similar caution among dealers, as domestic shipments of solid fertilizers declined from first-quarter 2011 levels. Shipments to offshore markets more than offset weak North American demand, largely as a result of strong movement to India, which had been limited in the first quarter of last year due to the early completion of contract deliveries. The slower demand environment that carried over from late 2011 resulted in solid phosphate fertilizer prices lower than in the first quarter of last year.

In nitrogen, purchasing patterns were markedly better than those of the other nutrients. After the general slowdown in fertilizer markets late in 2011, nitrogen buyers moved quickly to place new orders – buoyed by the prospect of large US corn plantings and concerned about product availability given a reduction in North American import volumes and certain unplanned domestic plant outages. These tight supply/demand fundamentals were most pronounced in urea, which pushed prices higher during the quarter.

Potash

Lower potash sales volumes offset the positive impact of higher prices and resulted in potash gross margin of $327 million for first-quarter 2012, well below the first-quarter record of $743 million generated in 2011.

Sales volumes of 1.2 million tonnes fell below the record 2.8 million tonnes sold in the same quarter last year. Offshore shipments totaled 0.8 million tonnes, compared to 1.7 million tonnes sold in the first quarter of 2011. This change reflected slower movement to all major markets, including China, which did not settle its new contract with Canpotex until late March, and India, which delayed shipments of most remaining tonnage on existing contracts until the second quarter of 2012. Shipments to these markets were a smaller portion of Canpotex’s quarterly sales volumes, 7 percent and 4 percent, respectively. While demand in other Asian markets slowed compared to the record first quarter of 2011, it remained a region of relative strength, taking 70 percent of Canpotex shipments. Buyers in Latin America worked through inventories to meet continued strong consumption and accounted for 12 percent of Canpotex shipments; this was in addition to PotashCorp sales there from our New Brunswick facility. In North America, where distributors deferred major purchasing ahead of the spring planting season, our sales volumes totaled 0.4 million tonnes, well below the seasonally strong 1.1 million tonnes sold in first-quarter 2011.

Our average realized potash price of $435 per tonne was up 19 percent from last year’s first quarter, reflecting price gains in spot and contract markets achieved throughout 2011. Although prices in most major spot markets declined slightly from fourth-quarter 2011, our average realized price moved higher and reflected a lower percentage of sales shipped to offshore contract markets.

Slower sales led to reduced production, which resulted in a total of 29 inventory-related downtime weeks at our Lanigan, Rocanville and Allan facilities. During this downtime, we opted to allocate resources to non-production activities rather than lay off employees, which resulted in higher shutdown costs. These factors, along with a larger allocation of tonnes coming from higher-cost facilities and increased brine inflow and depreciation charges related to our Esterhazy tolling agreement, led to higher per-tonne cost of goods sold.

Phosphate

First-quarter phosphate gross margin totaled $152 million, slightly above the $150 million generated in the same quarter last year. The strength of our diversified product offering offset general weakness in the solid fertilizer segment. Fueled primarily by strong margins for liquid products, our fertilizer segment generated $98 million in gross margin for the quarter, while feed and industrial products contributed $50 million.

Phosphate sales volumes totaled 0.9 million tonnes, up slightly from last year’s first quarter. A larger percentage of sales allocated to meet offshore fertilizer demand, combined with strong feed and industrial volumes, helped offset weakness in North American fertilizer markets.

Our average realized phosphate price climbed to $607 per tonne for the quarter, 9 percent above that of the same period last year. Results were supported by the typically more stable pricing environment in feed and industrial products, combined with the ability of liquid fertilizer products to attract a premium relative to solid fertilizers and the benefit of a time lag on quarterly contract sales.

Increased input costs – primarily sulfur – as well as slightly lower operating levels during the first quarter relative to the same period last year negatively impacted our per-tonne cost of phosphate goods sold.

Nitrogen

Nitrogen gross margin climbed to a first-quarter record of $219 million, exceeding the $203 million earned in the same period last year. Our US operations delivered $129 million in gross margin, while our Trinidad operation contributed $90 million.

Sales volumes of 1.3 million tonnes were slightly below the same period last year, largely as a result of reduced production at Geismar.

Average realized prices for nitrogen products rose to $383 per tonne, 4 percent above the same period last year. Strong demand for urea, nitrogen solutions, nitric acid and ammonium nitrate, combined with limited supply, pushed prices for these products higher. While ammonia prices strengthened towards the end of the quarter, key benchmark prices were below that of the same period last year.

Total average natural gas cost in production for the quarter, including our hedge position, fell 19 per cent from last year’s first quarter to $4.75 per MMBtu. Declines in US spot prices for natural gas and a lower Trinidad gas cost – a result of the decline in Tampa ammonia prices, the benchmark to which our Trinidad gas costs are primarily indexed – were the main contributors.

Financial

Selling and administration expenses for the quarter were reduced to $57 million from $75 million in first-quarter 2011, primarily as a result of lower incentive accruals.

With lower quarterly earnings, income tax expense declined to $160 million from $243 million in the same period last year. Our provincial mining and other taxes also fell compared to first-quarter 2011, dropping 18 percent to $28 million with our reduced potash sales revenues.

Our potash expansion projects continued during the quarter, with expenditures in Saskatchewan and New Brunswick accounting for much of the $476 million in capital spending on property, plant and equipment.

Outlook

The most basic driver of global fertilizer demand is fundamental soil science, as a commitment to proper soil fertility is necessary for the ongoing production of healthy, abundant crops. While the science is indisputable, the timing of fertilizer purchasing can vary, leading to short-term fluctuations in global demand. Supply-chain stocking and destocking provide a snapshot of near-term market trends, but the more accurate measure of fertilizer demand is the underlying consumption required to meet the world’s food production needs. In a global marketplace with hundreds of millions of farmers, this is difficult to measure on a real-time basis, but we believe that the powerful economic drivers behind agriculture and the importance of crop fertility are continuing to support increased fertilizer consumption in most major markets.

After remaining on the sidelines through the end of 2011 and the beginning of this year, fertilizer dealers are now beginning to secure products to meet strong demand at the farm level. While the initial focus for many was on acquiring nitrogen to meet their immediate requirements, purchasing of potash and phosphate products accelerated as we entered the second quarter.

Dealers have largely worked through existing potash inventories and are purchasing additional volumes for immediate needs – an important transition with key growing regions in the midst of their primary planting seasons and farmers motivated to capture the economic incentives of proper fertilization. While the degree of caution experienced in the first quarter exceeded our expectations (especially in North America), all key markets are now engaged and we continue to believe that demand will be more robust as 2012 progresses. Operating rates for global potash producers have increased to meet the strength in demand, a measure of growing confidence following significant production curtailments in the first quarter.

In North America, we anticipate improved demand through the remainder of 2012. This should be evident in the second quarter, although it may not match the level of demand experienced in the same period last year when dealers moved earlier to begin restocking for fall. We believe that dealers will attempt to finish the spring planting season with limited inventory and begin the process of restocking in the third quarter. With the prospect of an early harvest and the expectation of limited dealer inventory, we anticipate a strong second half and total 2012 demand in the range of 8.5-9.0 million tonnes.

Healthy farm economics and the expansion of crop acreage continue to support strong consumption of all fertilizers in Latin America. Dealers are now moving aggressively to secure potash supply and are committing to significant new purchases. We estimate total demand in this region will be between 9.8 million and 10.3 million tonnes in 2012, similar to the record level of 2011.

A new supply contract between Sinofert and Canpotex, signed in March, will result in significant shipments to China during the second quarter. With its increasing internal needs, we anticipate 2012 global potash demand in this market will be in the range of 10.5-11 million tonnes, including imports of approximately 6.5 million tonnes.

India’s potash situation remains complex. The drivers of long-term potash demand are clear – rising food requirements, nutrient-deficient soils and lagging crop yields – yet near-term challenges remain. Fertilizer subsidy changes are leading to higher retail prices, reducing demand in the short term. Given the delays of shipments for contracted volumes through to the end of the second quarter, we now estimate that Indian demand is unlikely to exceed the levels of 2011. We anticipate total 2012 demand in this market will be in the range of 3.5-4.5 million tonnes.

Other Asian countries – those outside China and India – used the first quarter to draw down inventories built by record 2011 shipments. This drawdown disguised the strength of underlying consumption created by the excellent returns for a wide range of crops grown in this region. We estimate total demand will be between 8.2 million and 8.7 million tonnes in 2012, down slightly from record purchases in 2011.

In this environment, we now forecast total global potash demand will approximate 53-56 million tonnes in 2012 and expect PotashCorp sales volumes for the year to be in the range of 8.8-9.2 million tonnes. We estimate our 2012 potash segment gross margin will be in the range of $2.6-$2.9 billion. Given our large order book – including what we believe could represent a second-quarter sales volumes record – we do not anticipate any inventory-related downtime in the current quarter.

Relatively stable realizations on phosphoric acid industrial contracts, which are time-lagged to input costs, and phosphate feed products should support stable margins for this segment throughout 2012. In nitrogen, strong agricultural demand and tight supply have raised key benchmark prices that are expected to support higher realized prices through the second quarter. PotashCorp nitrogen sales volumes for full-year 2012 are anticipated to be slightly lower than the previous year as we now expect our Geismar ammonia plant restart will not have significant production available until January 2013. We now forecast our combined phosphate and nitrogen gross margin for 2012 to be in the range of $1.3-$1.5 billion.

We anticipate the 2012 contribution from our equity investments (comprised of dividend income and our share of equity-accounted investee earnings) to approximate $375-$425 million. Our 2012 annual effective tax rate is forecast to be 24-26 percent while we expect provincial mining and other taxes to be in the range of 9-10 percent of total potash gross margin.

PotashCorp expects record or near-record second-quarter earnings, with net income per share to approximate $0.90-$1.10. We now forecast earnings for the full year to be in the range of $3.20-$3.60 per share.

All of our other previous guidance ranges remain in place, including selling and administrative expenses (forecast to be $225-$245 million); finance costs (forecast to be $100-$120 million); and capital expenditures excluding capitalized interest (forecast to be approximately $2.1 billion).

We note that the fair value of our investment in Sinofert as at March 31, 2012 was below its originally recorded cost. While there was not any objective evidence of impairment, it will be assessed again in future reporting periods. Although not included in our guidance, if the decline in fair value becomes significant or prolonged, the unrealized loss would be recognized in net income.

Conclusion

“Despite a just-in-time buying pattern that slowed demand over recent months, fertilizer buyers are now fully engaged and demand for our products, especially potash, is expected to improve as the year progresses,” said Doyle. “We are prepared not only to meet that demand as we have in the past, but to showcase our increasing capability to fulfill the needs of a growing potash market in the years to come.”

Notes

1.	All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid. PotashCorp’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Web Site: www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in competitive pressures, including pricing pressures; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations with major markets; the European sovereign debt crisis and the recent downgrade of US sovereign debt and political concerns over budgetary matters; timing and impact of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; unexpected or adverse weather conditions; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflows; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; strikes or other forms of work stoppage or slowdowns; changes in and the effects of, government policies and regulations; security risks related to our information technology systems; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2011 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, April 26, 2012 at 1:00 pm Eastern Time.

Telephone Conference:	Dial-in numbers:
	–	From Canada and the US:	1-877-881-1303
	–	From Elsewhere:	1-412-902-6510

Live Webcast:	Visit www.potashcorp.com
	–	Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	March 31, 2012	December 31, 2011

Assets
Current assets
Cash and cash equivalents	$417	$430
Receivables	1,218	1,195
Inventories	728	731
Prepaid expenses and other current assets	62	52
	2,425	2,408
Non-current assets
Property, plant and equipment	10,150	9,922
Investments in equity-accounted investees	1,259	1,187
Available-for-sale investments (Note 2)	2,387	2,265
Other assets	303	360
Intangible assets	118	115
Total Assets	$16,642	$16,257

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt (Note 3)	$1,250	$832
Payables and accrued charges	978	1,295
Current portion of derivative instrument liabilities	75	67
	2,303	2,194
Non-current liabilities
Long-term debt (Note 3)	3,457	3,705
Derivative instrument liabilities	198	204
Deferred income tax liabilities	1,094	1,052
Pension and other post-retirement benefit liabilities	576	552
Asset retirement obligations and accrued environmental costs	560	615
Other non-current liabilities and deferred credits	94	88
Total Liabilities	8,282	8,410

Shareholders’ Equity
Share capital	1,486	1,483
Unlimited authorization of common shares without par value; issued and outstanding 858,921,647 and 858,702,991 at March 31, 2012 and December 31, 2011, respectively
Contributed surplus	320	291
Accumulated other comprehensive income	937	816
Retained earnings	5,617	5,257
Total Shareholders’ Equity	8,360	7,847
Total Liabilities and Shareholders’ Equity	$16,642	$16,257

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share amounts)

(unaudited)

	Three Months Ended March 31
	2012	2011

Sales (Note 4)	$1,746	$2,204
Freight, transportation and distribution	(104)	(149)
Cost of goods sold	(944)	(959)
Gross Margin	698	1,096
Selling and administrative expenses	(57)	(75)
Provincial mining and other taxes	(28)	(34)
Share of earnings of equity-accounted investees	75	51
Other expenses	(3)	(13)
Operating Income	685	1,025
Finance Costs	(34)	(50)
Income Before Income Taxes	651	975
Income Taxes (Note 5)	(160)	(243)
Net Income	$491	$732

Net Income per Share (Note 6)
Basic	$0.57	$0.86
Diluted	$0.56	$0.84

Dividends Declared per Share	$0.14	$0.07

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	MMMMM	MMMMM
	Three Months Ended March 31
(Net of related income taxes)	2012	2011

Net Income	$491	$732
Other comprehensive income (loss)
Net increase (decrease) in net unrealized gain on available-for-sale investments (1) (Note 2)	122	(271)
Net actuarial loss on defined benefit plans (2)	(11)	—
Net (loss) gain on derivatives designated as cash flow hedges (3)	(13)	13
Reclassification to income of net loss on cash flow hedges (4)	12	14
Other	—	(2)
Other Comprehensive Income (Loss)	110	(246)
Comprehensive Income	$601	$486

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.

(2)	Net of income taxes of $4 (2011 — $NIL).

(3)	Cash flow hedges are comprised of natural gas derivative instruments and are net of income taxes of $8 (2011—$(8)).

(4)	Net of income taxes of $(8) (2011 — $(8)).

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Net actuarial loss on defined benefit plans(1)	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance — December 31, 2011	$1,483	$291	$982	$(168)	$—	$2	$816	$5,257	$7,847
Net income	—	—	—	—	—	—	—	491	491
Other comprehensive income (loss)	—	—	122	(1)	(11)	—	110	—	110
Effect of share-based compensation	—	30	—	—	—	—	—	—	30
Dividends declared	—	—	—	—	—	—	—	(120)	(120)
Issuance of common shares	3	(1)	—	—	—	—	—	—	2
Transfer of actuarial losses on defined benefit plans	—	—	—	—	11	—	11	(11)	—
Balance — March 31, 2012	$1,486	$320	$1,104	$(169)	$—	$2	$937	$5,617	$8,360

(1)	Any amounts incurred during a period are closed out to retained earnings at each period-end. Therefore, no balance exists in the reserve at beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended March 31
	2012	2011

Operating Activities
Net income	$491	$732

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	128	124
Share-based compensation	16	14
Realized excess tax benefit related to share-based compensation	2	12
Provision for deferred income tax	52	75
Undistributed earnings of equity-accounted investees	(73)	(51)
Other long-term liabilities and miscellaneous	9	(7)
Subtotal of adjustments	134	167
Changes in non-cash operating working capital
Receivables	49	(213)
Inventories	26	(27)
Prepaid expenses and other current assets	(14)	—
Payables and accrued charges	(314)	31
Subtotal of changes in non-cash operating working capital	(253)	(209)
Cash provided by operating activities	372	690

Investing Activities
Additions to property, plant and equipment	(476)	(441)
Purchase of non-current investments	(1)	—
Other assets and intangible assets	(19)	—
Cash used in investing activities	(496)	(441)

Financing Activities
Proceeds from (repayment of) short-term debt obligations	168	(253)
Dividends	(59)	(28)
Issuance of common shares	2	18
Cash provided by (used in) financing activities	111	(263)
Decrease in Cash Position	(13)	(14)
Cash Position, Beginning of Period	430	412
Cash Position, End of Period	$417	$398

Cash position comprised of:
Cash	$37	$82
Short-term investments	380	391
Cash and cash equivalents	417	473
Bank overdraft (included in short-term debt)	—	(75)
	$417	$398

Supplemental cash flow disclosure
Interest paid	$38	$41
Income taxes paid	$316	$175

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2012

(in millions of US dollars except share amounts)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the 2011 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2011 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in May 2012.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. In the case of equity instruments classified as available-for-sale, for which unrealized gains and losses are generally recognized in Other Comprehensive Income (“OCI”), a significant or prolonged decline in the fair value of the investment below its cost may be evidence that the asset is impaired. If objective evidence of impairment were to exist, the impaired amount (i.e., the unrealized loss) would be recognized in net income; any subsequent reversals would be recognized in OCI and would not flow back into net income.

At March 31, 2012, the company assessed whether there was objective evidence that its investment in Sinofert Holdings Limited (“Sinofert”) was impaired. The fair value of the investment, recorded in the consolidated statements of financial position, was $378 compared to the cost of $579. Factors considered in assessing impairment included the length of time and extent to which fair value had been below cost, volatility, and current conditions specific to Sinofert and the Chinese equity markets. The company concluded that objective evidence of impairment did not exist as at March 31, 2012 and, as a result, the unrealized holding loss of $201 was included in accumulated OCI. Impairment will be assessed again in future reporting periods if the fair value is below cost.

3. Long-Term Debt

At March 31, 2012, the company classified as current the $250 aggregate principal amount of 4.875 percent senior notes due March 1, 2013.

4. Segment Information

The company has three reportable operating segments: potash, phosphate and nitrogen. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended March 31, 2012
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$583	$613	$550	$—	$1,746
Freight, transportation and distribution	(34)	(41)	(29)	—	(104)
Net sales — third party	549	572	521	—
Cost of goods sold	(222)	(420)	(302)	—	(944)
Gross margin	327	152	219	—	698
Depreciation and amortization	(30)	(60)	(35)	(3)	(128)
Inter-segment sales	—	—	42	—	—

	Three Months Ended March 31, 2011
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$1,109	$549	$546	$—	$2,204
Freight, transportation and distribution	(83)	(43)	(23)	—	(149)
Net sales — third party	1,026	506	523	—
Cost of goods sold	(283)	(356)	(320)	—	(959)
Gross margin	743	150	203	—	1,096
Depreciation and amortization	(42)	(47)	(33)	(2)	(124)
Inter-segment sales	—	—	38	—	—

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2012

(in millions of US dollars except share amounts)

(unaudited)

5. Income Taxes

A separate estimated average annual effective tax rate is determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

For the three months ended March 31, 2012, the company’s income tax expense was $160 (2011 — $243). The actual effective tax rate including discrete items for the three months ended March 31, 2012 was 25 percent (2011 — 25 percent). Total discrete tax adjustments that impacted the rate in the three months ended March 31, 2012 resulted in an income tax recovery of $2 compared to an income tax recovery of $23 in the same period last year. The significant item recorded in first-quarter 2011 was a current tax recovery of $21 for previously paid withholding taxes.

6. Net Income Per Share

Basic net income per share for the quarter is calculated on the weighted average number of shares issued and outstanding for the three months ended March 31, 2012 of 858,788,000 (2011 — 854,033,000).

Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming the exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation is based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect were dilutive. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended March 31, 2012 was 876,098,000 (2011 — 876,467,000).

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2012	2011

Potash Sales (tonnes — thousands)
Manufactured Product
North America	400	1,092
Offshore	849	1,696
Manufactured Product	1,249	2,788

Potash Net Sales
(US $ millions)
Sales	$583	$1,109
Freight, transportation and distribution	(34)	(83)
Net Sales	$549	$1,026

Manufactured Product
North America	$199	$466
Offshore	344	555
Other miscellaneous and purchased product	6	5
Net Sales	$549	$1,026

Manufactured Product
Average Realized Sales Price per MT
North America	$497	$427
Offshore	$406	$327
Average	$435	$366
Cost of Goods Sold per MT	$(175)	$(100)
Gross Margin per MT	$260	$266

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	March 31
	2012	2011

Phosphate Sales (tonnes — thousands)
Manufactured Product
Fertilizer	637	604
Feed and Industrial	293	289
Manufactured Product	930	893

Phosphate Net Sales
(US $ millions)
Sales	$613	$549
Freight, transportation and distribution	(41)	(43)
Net Sales	$572	$506

Manufactured Product
Fertilizer	$363	$327
Feed and Industrial	201	172
Other miscellaneous and purchased product	8	7
Net Sales	$572	$506

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$570	$542
Feed and Industrial	$686	$594
Average	$607	$559
Cost of Goods Sold per MT	$(447)	$(395)
Gross Margin per MT	$160	$164

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	March 31
	2012	2011

Average Natural Gas Production Cost per MMBtu	$4.75	$5.84
Nitrogen Sales (tonnes — thousands)
Manufactured Product
Ammonia	516	514
Urea	334	331
Nitrogen solutions/Nitric acid/Ammonium nitrate	440	495
Manufactured Product	1,290	1,340

Fertilizer sales tonnes	375	388
Industrial/Feed sales tonnes	915	952
Manufactured Product	1,290	1,340

Nitrogen Net Sales
(US $ millions)
Sales	$550	$546
Freight, transportation and distribution	(29)	(23)
Net Sales	$521	$523

Manufactured Product
Ammonia	$230	$244
Urea	154	138
Nitrogen solutions/Nitric acid/Ammonium nitrate	110	112
Other miscellaneous and purchased product	27	29
Net Sales	$521	$523

Fertilizer net sales	$155	$144
Industrial/Feed net sales	339	350
Other miscellaneous and purchased product	27	29
Net Sales	$521	$523

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$447	$474
Urea	$462	$416
Nitrogen solutions/Nitric acid/Ammonium nitrate	$249	$226
Average	$383	$368
Fertilizer average price per MT	$413	$371
Industrial/Feed average price per MT	$371	$367
Average	$383	$368
Cost of Goods Sold per MT	$(223)	$(223)
Gross Margin per MT	$160	$145

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

	Three Months Ended March 31
	2012	2011

Production
Potash production (KCl Tonnes — thousands)	1,575	2,592
Potash shutdown weeks (1)	29	—
Phosphate production (P2O5 Tonnes — thousands)	486	532
Phosphate P2O5 operating rate	82%	90%
Nitrogen production (N Tonnes — thousands)	681	686

Exchange Rate (Cdn$/US$)
December 31		1.0170
March 31	0.9991	0.9718
First-quarter average conversion rate	1.0112	0.9964

Shareholders
PotashCorp’s shareholder return	11%	14%

Customers
Product tonnes involved in customer complaints vs three-year average (for first quarter of prior three years)	(68)%	N/A

Community
Taxes and royalties ($ millions) (2)	88	226

Employees
Annualized turnover rate (excluding retirements)	4%	4%

Environment
Environmental incidents (3)	7	3

Safety
Total site severity injury rate (per 200,000 work hours) (4)	0.47	0.72

As at	March 31, 2012	December 31, 2011

Number of employees
Potash	2,611	2,520
Phosphate	1,958	1,975
Nitrogen	789	775
Other	430	433
Total	5,788	5,703

(1)	Excludes planned routine annual maintenance shutdowns.
(2)	Includes current income taxes, potash production tax, resource surcharge, royalties, municipal taxes and other miscellaneous taxes less investment tax credits calculated on an accrual basis.
(3)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2011 Annual Report).
(4)	Total of lost-time injuries and modified work injuries (as defined in our 2011 Annual Report). Total site includes PotashCorp employees, contractors and all others on site.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.   EBITDA AND EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” to net income and “EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	MMMMMM	MMMMMM
	Three Months Ended
	March 31
	2012	2011
Net income	$491	$732
Finance costs	34	50
Income taxes	160	243
Depreciation and amortization	128	124
EBITDA	$813	$1,149

EBITDA is calculated as earnings before finance costs, income taxes and depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	MMMMMM	MMMMMM
	Three Months Ended
	March 31
	2012	2011
Sales	$1,746	$2,204
Freight, transportation and distribution	(104)	(149)
Net sales	$1,642	$2,055

Net income as a percentage of sales	28%	33%
EBITDA margin	50%	56%

EBITDA margin is calculated as EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using EBITDA as compared to net income, EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these expenses individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.   CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended
	March 31
	2012	2011
Cash flow prior to working capital changes	$625	$899
Changes in non-cash operating working capital
Receivables	49	(213)
Inventories	26	(27)
Prepaid expenses and other current assets	(14)	—
Payables and accrued charges	(314)	31
Changes in non-cash operating working capital	(253)	(209)
Cash provided by operating activities	$372	$690
Additions to property, plant and equipment	(476)	(441)
Other assets and intangible assets	(19)	—
Changes in non-cash operating working capital	253	209
Free cash flow	$130	$458

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.